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                                                                    Exhibit 11.1

                      INTEGRATED ALARM SERVICES GROUP, INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
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                                                                                                 Weighted Average
                                                                    Total Shares         Three Months         Nine Months
                                                                    -------------   -----------------------  --------------
Year 2003
---------
Shares outstanding January 1, 2003                                        709,719           709,719                709,719
Shares issued for IASI and Morlyn on January 31, 2003                     881,192           881,192                781,130 242/273
Shares issued upon IPO on July 29, 2003                                22,000,000        15,304,348 64/92        5,157,509 64/273
Shares issued upon exercise of overallotment on August 27, 2003           982,729           373,864 35/92          125,991 35/273
                                                                    -------------   ---------------          -------------
Shares outstanding September 30, 2003                                  24,573,640        17,269,123              6,774,349
                                                                    =============   ===============         ==============

Net Income (loss)                                                                   $    (4,365,689)         $ (20,481,802)
                                                                                    ===============          =============
Net Income (loss) per share                                                         $         (0.25)         $       (3.02)
                                                                                    ===============          =============

Year 2004
---------
Shares outstanding January 1, 2004                                     24,607,731        24,607,731             24,607,731
Shares issued for Criticom (contingent) purchase                           34,091            34,091 92/92           33,469 269/274
Shares issued upon conversion of debt:
   April 26, 2004                                                          36,036            36,036 92/92           20,648 157/274
   June 2, 2004                                                             3,604             3,604 92/92            1,578 120/274
                                                                    -------------   ---------------          -------------
 Shares outstanding September 30, 2004                                 24,681,462        24,681,462             24,663,426
                                                                    =============   ===============          =============

Net income (loss)                                                                   $    (2,147,211)          $ (3,585,963)
                                                                                    ===============          =============
Net income (loss) per share                                                         $         (0.09)          $      (0.15)
                                                                                    ===============          =============
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